Exhibit 99.2

Olink All-Employee Letter from Olink CEO

[Dear Colleagues / INSERT CUSTOMARY GREETING],

Thanks to the hard work and dedication of this team, in just a few years Olink has grown rapidly from a small Uppsala-based growth company offering assays for a few hundred proteins, to a global organization advancing the field of proteomics. Today I’m excited to share that we have announced an agreement to combine with Thermo Fisher Scientific, the world leader in serving science. This marks a major step forward in our journey and the beginning of a new chapter for Olink.

Through our shared science-led, mission-driven cultures, this agreement brings together two aligned and complementary organizations. The combination of Thermo Fisher’s deep expertise in clinical development and diagnostics with Olink’s proven technology for protein biomarker discovery unlocks powerful value for customers. In addition, Thermo Fisher recognizes the differentiated technology and exceptional talent that Olink brings, and we’re excited that being part of a global leader will offer many new opportunities for career development.

Thermo Fisher is a world-class company with annual revenues of over $40 billion. But equally important, Thermo Fisher, like Olink, is a company driven by its mission: to enable its customers to make the world healthier, cleaner and safer. Thermo Fisher also shares Olink’s commitment to proteomic research, for 20 years Thermo Fisher has been helping researchers move beyond simple protein identification, and into precise quantitation of identified proteins.

Today is just the first step in the path toward bringing our companies together. A town hall meeting will be held this week to share more details and I have attached an FAQ to help answer some of your initial questions. In addition, leaders from Thermo Fisher will join us to provide an introduction to the company.

We expect the transaction to be completed by mid-2024, subject to customary closing conditions, including regulatory approvals. Until then, we remain two separate companies and it is business as usual for all of us at Olink.

You may get questions from people outside our organization regarding today’s announcement. If you receive inquiries from the media, please do not comment and direct them to Michael Gonzales. If you’re contacted by an investor or other outside party, please do not respond and notify Jan Medina immediately.

I thank each of you for your dedication and contributions that helped us to achieve this incredible milestone. This is a testament to your hard work and the fantastic company we’ve built together!

Sincerely,

SIGNATURE

Jon Heimer

Chief Executive Officer

Forward-looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the COVID-19 pandemic, the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the proposed acquisition, may not materialize as expected; the proposed acquisition not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Olink’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed acquisition; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Olink’s Annual Report on Form 20-F and subsequent interim reports on Form 6-K, which are on file with the SEC and available in the “Investor Relations” section of Olink’s website, https://investors.Olink.com/investor-relations, under the heading “SEC Filings”, and in any subsequent documents Olink files or furnishes with the SEC. While Olink may elect to update forward-looking statements at some point in the future, Olink specifically disclaims any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing Olink’s views as of any date subsequent to today.

Additional Information and Where to Find It

The tender offer referenced herein has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares or American Depositary Shares of Olink or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher or its acquisition subsidiary will file with the SEC. The terms and conditions of the tender offer will be published in, and the offer to purchase common shares and American Depositary Shares of Olink will be made only pursuant to, the offer document and related offer materials prepared by Thermo Fisher and its acquisition subsidiary and filed with the SEC in a tender offer statement on Schedule TO at the time the tender offer is commenced. Olink intends to file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF OLINK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY, AND NOT THIS DOCUMENT, WILL GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON SHARES AND AMERICAN DEPOSITARY SHARES.

The tender offer materials, including the offer to purchase and the related letter of transmittal and certain other tender offer documents, and the solicitation/recommendation statement (when they become available) and other documents filed with the SEC by Thermo Fisher or Olink, may be obtained free of charge at the SEC's website at www.sec.gov or at Olink’s website at https://investors.Olink.com/investor-relations or at Thermo Fisher's website at www.thermofisher.com or by contacting Thermo Fisher's investor relations department at 781-622-1111. In addition, Thermo Fisher's tender offer statement and other documents it will file with the SEC will be available at https://ir.thermofisher.com/investors.